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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                       CUMBERLAND MOUNTAIN BANCSHARES INC
                       ----------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)


                                    23075510
                              --------------------
                                 (CUSIP Number)


                               Mr. Terry Maltese,
                     Sandler O'Neill Asset Management LLC,
                712 Fifth Avenue - 22nd Floor, New York, NY 10019
                                 (212) 974-1700
             -----------------------------------------------------
             (Name, Address, Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  June 29, 1998
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 Pages

-----------------------------------          -----------------------------------
CUSIP No. 23075510                                            Page 2 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    SOAM Holdings, LLC
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                      7.  SOLE VOTING POWER
     NUMBER OF

       SHARES         ----------------------------------------------------------
                      8.  SHARED VOTING POWER
    BENEFICIALLY
                          65,000
      OWNED BY        ----------------------------------------------------------
                      9.  SOLE DISPOSITIVE POWER
        EACH

     REPORTING        ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER
    PERSON WITH
                          65,000
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    65,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.6%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    00
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 23075510                                            Page 3 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
--------------------------------------------------------------------------------
                      7.  SOLE VOTING POWER
     NUMBER OF

       SHARES         ----------------------------------------------------------
                      8.  SHARED VOTING POWER
    BENEFICIALLY
                          65,000
      OWNED BY        ----------------------------------------------------------
                      9.  SOLE DISPOSITIVE POWER
        EACH

     REPORTING        ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER
    PERSON WITH
                          65,000
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    65,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.6%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    00
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 23075510                                            Page 4 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Malta Partners, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                      7.  SOLE VOTING POWER
     NUMBER OF

       SHARES         ----------------------------------------------------------
                      8.  SHARED VOTING POWER
    BENEFICIALLY
                          30,460
      OWNED BY        ----------------------------------------------------------
                      9.  SOLE DISPOSITIVE POWER
        EACH

     REPORTING        ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER
    PERSON WITH
                          30,460
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    30,460
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.5%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 23075510                                            Page 5 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Malta Partners II, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                      7.  SOLE VOTING POWER
     NUMBER OF

       SHARES         ----------------------------------------------------------
                      8.  SHARED VOTING POWER
    BENEFICIALLY
                          9,640
      OWNED BY        ----------------------------------------------------------
                      9.  SOLE DISPOSITIVE POWER
        EACH

     REPORTING        ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER
    PERSON WITH
                          9,640
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9,640
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.4%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 23075510                                            Page 6 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                      7.  SOLE VOTING POWER
     NUMBER OF

       SHARES         ----------------------------------------------------------
                      8.  SHARED VOTING POWER
    BENEFICIALLY
                          18,605
      OWNED BY        ----------------------------------------------------------
                      9.  SOLE DISPOSITIVE POWER
        EACH

     REPORTING        ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER
    PERSON WITH
                          18,605
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    18,605
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.7%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 23075510                                            Page 7 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                      7.  SOLE VOTING POWER
     NUMBER OF

       SHARES         ----------------------------------------------------------
                      8.  SHARED VOTING POWER
    BENEFICIALLY
                          6,295
      OWNED BY        ----------------------------------------------------------
                      9.  SOLE DISPOSITIVE POWER
        EACH

     REPORTING        ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER
    PERSON WITH
                          6,295
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    6,295
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.9%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 23075510                                            Page 8 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Terry Maltese
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    USA
--------------------------------------------------------------------------------
                      7.  SOLE VOTING POWER
     NUMBER OF

       SHARES         ----------------------------------------------------------
                      8.  SHARED VOTING POWER
    BENEFICIALLY
                          65,000
      OWNED BY        ----------------------------------------------------------
                      9.  SOLE DISPOSITIVE POWER
        EACH

     REPORTING        ----------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER
    PERSON WITH
                          65,000
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    65,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.6%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Amendment No. 3 to Schedule 13D relating to Cumberland Mountain Bancshares Inc. is being filed on behalf of the undersigned to amend the
Schedule 13D dated January 30, 1998 as amended by Amendment No. 1 to the
Schedule 13D dated February 5, 1998 and Amendment No. 2 to the Schedule 13D dated May 22, 1998 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.


Item 3. Source and Amount of Funds.

     Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

     The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII and MHFII is $505,292, $308,282, $161,063 and $106,111, respectively. Such shares were purchased with the investment capital of the respective entities.


Item 5. Interest in Securities of the Issuer.

     Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

           (a) Based upon an aggregate of 677,358 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as of the close of business on June 29, 1998:

             (i) MP beneficially owned 30,460 shares of Common Stock,
                 constituting approximately 4.5% of the shares outstanding.

            (ii) MHF beneficially owned 18,605 shares of Common Stock, constituting approximately 2.7% of the shares outstanding.

           (iii) MPII beneficially owned 9,640 shares of Common Stock, constituting approximately 1.4% of the shares outstanding.

            (iv) MHFII beneficially owned 6,295 shares of Common Stock, constituting approximately 0.9% of the shares outstanding.

             (v) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 30,460 shares owned by MP, the 18,605 shares owned by MHF, the 9,640 shares owned by MPII and the 6,295 shares owned by MHFII, or an aggregate of 65,000 shares of Common Stock, constituting approximately 9.6% of the shares outstanding.

            (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 30,460 shares owned by MP, the 18,605 shares owned by MHF, the 9,640 shares owned by MPII and the 6,295 shares owned by MHFII, or an aggregate of 65,000 shares of Common Stock, constituting approximately 9.6% of the shares outstanding.

           (vii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 30,460 shares owned by MP, the 18,605 shares owned by MHF, the 9,640 shares owned by MPII and the 6,295 shares owned by MHFII, or an aggregate of 65,000 shares of Common Stock, constituting approximately 9.6% of the shares outstanding.

          (viii) In the aggregate, the Reporting Persons beneficially own an aggregate of 65,000 shares of Common Stock, constituting approximately 9.6% of the shares outstanding.

            (ix) 2WTC directly owned no shares of Common Stock.

           (b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

           (c) Since the date of the filing of Amendment No. 2 to the Schedule 13D, MP effected the following transactions in the Common Stock in open market transactions with brokers:

                                          Number            Price
           Date           Action         of Shares         per Share
           ----           ------         ---------         ---------

         06/16/98         Bought           2,700            $17.75
         06/29/98         Bought           4,600             17.0625

     Since the date of the filing of Amendment No. 2 to the Schedule 13D, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                          Number            Price
           Date           Action         of Shares         per Share
           ----           ------         ---------         ---------

         06/16/98         Bought           1,500            $17.75
         06/29/98         Bought           2,700             17.0625

     Since the date of the filing of Amendment No. 2 to the Schedule 13D, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                          Number            Price
           Date           Action         of Shares         per Share
           ----           ------         ---------         ---------

         06/16/98         Bought           1,000            $17.75
         06/29/98         Bought           1,600             17.0625

     Since the date of the filing of Amendment No. 2 to the Schedule 13D, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                          Number            Price
           Date           Action         of Shares         per Share
           ----           ------         ---------         ---------

         06/16/98         Bought             800            $17.75
         06/29/98         Bought           1,400             17.0625

     (d) Not applicable.

     (e) Not applicable.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 8, 1998

                                  MALTA PARTNERS, L.P.
                                  By:  SOAM Holdings, LLC,
                                       the sole general partner


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President


                                  MALTA PARTNERS II, L.P.
                                  By:  SOAM Holdings, LLC,
                                       the sole general partner


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President


                                  SOAM Holdings, LLC


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President


                                  Terry Maltese


                                  /s/ Terry Maltese
                                  -------------------------------

                                  MALTA HEDGE FUND, L.P.
                                  By:  SOAM Holdings, LLC,
                                       the sole general partner


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President


                                  MALTA HEDGE FUND II, L.P.
                                  By:  SOAM Holdings, LLC,
                                       the sole general partner


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President


                                  Sandler O'Neill Asset Management LLC


                                  By: /s/ Terry Maltese
                                      ---------------------------
                                      Terry Maltese
                                      President